PAGE

                               SECURITIES AND EXCHANGE COMMISSION
                                     Washington, D.C.  20549



                                            FORM 8-K


                                         CURRENT REPORT



                             Pursuant to Section 13 or 15(d) of the
                                 Securities Exchange Act of 1934




                               Date of Report:  February 23, 1996
                       Date of earliest event reported:  February 23, 1996


                               SOUTHERN CALIFORNIA EDISON COMPANY
                     (Exact name of registrant as specified in its charter)



           CALIFORNIA                  1-2313               95-1240335
 (State or other jurisdiction of    (Commission         (I.R.S. employer
 incorporation or organization)     file number)        identification no.)


                                    2244 Walnut Grove Avenue
                                         (P.O. Box 800)
                                   Rosemead, California  91770
                  (Address of principal executive offices, including zip code)


                                          818-302-1212
                      (Registrant's telephone number, including area code)


PAGE

Item 5.  Other Events

                                   1995 Financial Information

         Set forth below are the audited financial statements of Southern California Edison Company for the year ended December
31, 1995 along with the related Notes and Management's
Discussion and Analysis of Financial Condition.

Management's Discussion and Analysis of Results of Operations and Financial Condition

Results of Operations

Earnings

Southern California Edison Company's (SCE) 1995 earnings were $643 million, compared with $599 million in 1994, and $637 million in 1993. Earnings in 1995 increased $44 million over 1994, primarily due to a higher authorized return on common equity for 1995, partially offset by the financial effect of the 1995 general rate case settlement. SCE also recorded employee severance costs of $15 million after-tax in 1995, compared with $18 million after-tax in 1994. SCE's 1994 earnings decreased $38 million from 1993, due to employee severance expenses and a lower authorized return on common equity, partially offset by lower maintenance expenses at the San Onofre Nuclear Generating Station.

Operating Revenue

Operating revenue increased slightly over 1994, mainly due to a 2.6% California Public Utilities Commission (CPUC)-authorized rate increase, partially offset by a decrease in the volume of sales to resale cities and milder weather in 1995, compared with 1994. Operating revenue increased in 1994, mainly due to a 3.2% CPUC-authorized rate increase and a 6% increase in sales volume. Retail sales volume increased from warmer weather in the third quarter of 1994 compared with 1993. Wholesale volume increased, as SCE's power was priced lower than many other sources (see Operating Expenses). In 1995, over 98% of operating revenue was from retail sales. Retail rates are regulated by the CPUC and wholesale rates are regulated by the Federal Energy Regulatory Commission (FERC).

Due to warm weather during the summer months, operating revenue during the third quarter of each year is materially higher than other quarters of the year.

The changes in operating revenue resulted from:

In millions                             Year ended December 31,         1995       1994        1993
-----------                             -----------------------       ------      ------      ------
Operating revenue--
  Rate changes                                                         $ 168      $  112      $ (251)
  Sales volume changes                                                  (129)        308        (124)
  Other                                                                   35         (18)         50
                                                                       -----     -------     -------
Total                                                                  $  74      $  402      $ (325)
                                                                       =====     =======     =======

In March 1995, SCE announced that it intends to freeze average rates for residential, small business and agricultural customers through 1996, and announced a five-year goal to reduce system average rates by 25% (from
10.7 cents per kilowatt-hour to below 10 cents per kilowatt-hour), after adjusting for inflation, subject to CPUC approval. In July 1995, SCE filed expanded rate options and requested the CPUC expedite the filing in order to offer these services by 1996. SCE does not anticipate that these proposals will have a material effect on future earnings trends.

Operating Expenses

Fuel expense decreased 27% in 1995, primarily reflecting a change in the fuel mix from 1994. Hydro generation was up significantly in 1995, due to greater rainfall, resulting in lower gas purchases compared with 1994. In addition, the San Onofre units were out of service a total of five months in 1995 for refueling and maintenance, causing a decrease in nuclear fuel expense. Lower overall gas prices also contributed to the decrease in energy costs. Fuel expense increased 6% in 1994. Although the overall cost per kilowatt-hour of gas decreased 16% in 1994, gas-powered generation increased 21% due to higher demand for SCE's lower-priced energy. The cost per kilowatt-hour of nuclear fuel decreased 4% in 1994, while nuclear generation increased 20% due to a higher than average operating capacity factor at San Onofre.

Purchased-power expense increased slightly in 1995 and 1994. SCE makes federally required power purchases from nonutility generators based on contracts with CPUC-mandated pricing. Energy prices under these contracts are generally higher than other energy sources, and for 1995, SCE paid about $1.8 billion (including energy and capacity payments) more for these power purchases than the cost of power available from other sources.

Provisions for regulatory adjustment clauses increased in 1995 and 1994, as CPUC-authorized fuel and purchased-power cost estimates exceeded actual energy costs. SCE's actual energy costs were lower than estimated in 1995 due to the increase in hydro generation and lower gas prices. In 1994, actual energy costs were lower than estimated due to lower overall gas prices and a higher than average operating capacity factor at San Onofre.

Other operating expenses include employee severance charges of $25 million in 1995 and $30 million in 1994. As SCE positions itself for a more competitive operating environment, it is anticipated that workforce reductions will continue to occur. In 1995, SCE severed 567 employees, representing total annualized labor costs of about $42 million. SCE expects a substantial portion of these labor cost savings to reduce other operating expenses in 1996. Severance costs are comprised of cash payments for service and a non-cash benefit component. Excluding severance charges, other operating expenses decreased in 1995 primarily due to operating efficiencies.

Maintenance expense increased 8% in 1995, due to the scheduled refueling and maintenance outages at San Onofre in 1995. Maintenance expense decreased 8% in 1994, primarily from the San Onofre units operating at a higher than average capacity factor in 1994.

Other Income and Deductions

The provision for rate phase-in plan reflects a CPUC-authorized, 10-year rate phase-in plan for Palo Verde Nuclear Generating Station, as further discussed in Note 1 to the Consolidated Financial Statements. The provision is a non-cash offset to the collection of deferred revenue.

Interest income increased 21% in 1995, primarily from higher interest rates and higher investment balances. The higher investment balances reflect the decline in dividend payments, which began in June 1994. Interest income increased 18% in 1994, mainly due to higher interest rates.

Other nonoperating income decreased 29% in 1995 and increased 73% in 1994. In 1994, SCE received CPUC-authorized incentive awards of $5 million related to nuclear plant performance and $11 million for energy conservation programs, and an environmental insurance settlement. In addition, SCE realized a 1994 benefit resulting from the effect of a drop in Edison International's (formerly SCEcorp) stock price on it's stock option plan.

Interest Expense

Other interest expense increased 30% in 1995, mainly due to rising interest rates and higher balances in the regulatory balancing accounts. Other interest expense increased 21% in 1994, mainly due to higher interest rates and increased short-term borrowings.

Financial Condition

SCE's liquidity is primarily affected by debt maturities, dividend payments and capital expenditures. Capital resources include cash from operations and external financings.

In June 1994, SCE lowered its quarterly common stock dividend to its parent, Edison International, by 30%, as the result of uncertainty of future earnings levels arising from the changing nature of California's electric utility regulation. The cash flow coverage of dividends increased to 3.5 times in 1995, from 3.1 times in 1994 and 3.2 times in 1993, primarily from the lower dividend rate.

In January 1995, Edison International authorized the repurchase of up to $150 million of its common stock. As excess cash becomes available, SCE intends to pay cash dividends to Edison International, while maintaining its CPUC authorized capital structure. Edison International repurchased
4.2 million shares ($70 million) through February 2, 1996, funded by dividends from Edison International subsidiaries.

PAGE

Management's Discussion and Analysis of Results of Operations and Financial Condition

Cash Flows from Operating Activities

Net cash provided by operating activities totaled approximately $2.0 billion in 1995, $1.8 billion in 1994 and $1.7 billion in 1993. Cash from operations exceeded capital requirements for all years presented.

Cash Flows from Financing Activities

Short-term debt was used to finance fuel inventories and general cash requirements. Long-term debt is used mainly to finance capital expenditures. External financings are influenced by market conditions and other factors, including limitations imposed by SCE's articles of incorporation and trust indenture. As of December 31, 1995, SCE could issue approximately $7.9 billion of additional first and refunding mortgage bonds and $4.2 billion of preferred stock at current interest and dividend rates.

At December 31, 1995, SCE had available lines of credit of $1.4 billion, with $900 million for short-term debt and $500 million for the long-term refinancing of its variable-rate pollution-control bonds. These unsecured revolving lines of credit are at negotiated or bank index rates with various expiration dates; the majority have five-year terms.

California law prohibits SCE from incurring or guaranteeing debt for its nonutility affiliates. Additionally, the CPUC regulates SCE's capital structure, limiting the dividends it may pay Edison International. At December 31, 1995, SCE had the capacity to pay $528 million in additional dividends and continue to maintain its authorized capital structure.

Cash Flows from Investing Activities

The primary uses of cash for investing activities are additions to property and plant and funding of nuclear decommissioning trusts. As further discussed in Note 9 to the Consolidated Financial Statements, decommissioning costs are accrued and recovered in rates over the term of each nuclear generating facility's operating license through charges to depreciation expense. SCE estimates that it will spend approximately $12.7 billion to decommission its nuclear facilities, primarily between 2013-2070. This estimate is based on SCE's current-dollar decommissioning costs ($1.8 billion), escalated using a 6.65% rate and an earnings assumption on trust funds ranging from 5.5% to 5.75%. These amounts are expected to be funded from independent decommissioning trusts, which receive SCE contributions of approximately $100 million per year (until decommissioning begins). The Financial Accounting Standards Board has issued an exposure draft related to accounting practices for removal costs, including decommissioning of nuclear power plants. SCE does not expect that the accounting changes proposed in the exposure draft would have an adverse effect on its results of operations due to its current and expected future ability to recover these costs through customer rates.

Projected Capital Requirements

SCE's projected capital requirements for the next five years are:
1996--$746 million; 1997--$754 million; 1998--$647 million; 1999--$689 million; and 2000--$673 million.

Long-term debt maturities and sinking fund requirements for the next five years are: 1996--$1 million; 1997--$501 million; 1998--$447 million;
1999--$155 million; and 2000--$325 million.

Regulatory Matters

On January 10, 1996, the CPUC issued its decision on SCE's 1995 general rate case. The decision affirmed the CPUC's interim order to reduce 1995 operating revenue by $67 million, but decreased 1996 operating revenue by an additional $9 million, which includes a $44 million decrease for operating and maintenance expenses. The decision also authorized recovery of SCE's remaining investment (approximately $2.7 billion) in San Onofre Units 2 and 3 at a reduced rate of return (7.34% compared to the current 9.55%), over an eight-year period, beginning in the second quarter of 1996. Future operating costs and incremental capital expenditures at San Onofre are subject to an incentive pricing plan, where SCE receives about 4 cents per kilowatt-hour. Profits or losses resulting from cost differences from the incentive price will flow through to

PAGE
shareholders. Beginning in 2004, after SCE's investment is fully recovered, it would be required to share equally with ratepayers the benefits received from operation of the units.

The CPUC's 1996 cost-of-capital proceeding authorized an increase to SCE's equity ratio from 47.75% to 48% and authorized SCE an 11.6% return on common equity, compared with 12.1% for 1995 and 11% for 1994. This decision, excluding the effects of other rate actions, would reduce 1996 earnings by approximately $19 million.

A CPUC decision related to SCE's 1996 authorized revenue for fuel and purchased power is pending. At issue is the treatment of a $237 million overcollection in the energy cost adjustment clause (ECAC). In SCE's May 1995 ECAC filing, it requested that refund of the overcollection be deferred until 1997 for rate- stabilization purposes. The CPUC's Division of Ratepayer Advocates (DRA) filed testimony requesting the overcollection be refunded over 12 months. Subsequent to its original filing, the DRA filed comments supporting refund of the overcollection by a one-time credit applied to customer bills in 1996. In January 1996, an administrative law judge (ALJ) proposed decision recommended that the ECAC overcollection be refunded over 12 months in 1996; however, a CPUC commissioner submitted an alternate proposal requesting adoption of the one-time credit. On February 6, 1996, SCE filed comments supporting the alternate proposal. If the CPUC adopts the alternate proposal, SCE's 1996 CPUC-authorized revenue, including the effects of other rate actions, would be reduced by $338 million, or 4.4%, and SCE would be required to credit customer bills in the second quarter of 1996. If the CPUC adopts the ALJ proposed decision, SCE's 1996 CPUC-authorized revenue would decrease by $575 million, or 7.5%. The reduction in authorized revenue resulting from this matter will not impact 1996 earnings as these costs receive balancing account treatment; however, cash flows in 1996 will be affected. Edison believes it will have sufficient liquidity for the 1996 refund from cash provided by operating activities, projected investment balances and available lines of credit. A final CPUC decision is expected in February 1996.

A 1994 CPUC decision stated that SCE was liable for expenditures related to a 1985 accident at the Mohave Generating Station. The CPUC ordered a second phase of this proceeding to quantify the disallowance. On December 22, 1995, SCE and the DRA filed a $38 million settlement agreement, subject to CPUC approval. This agreement has been fully reflected in the financial statements.

In October 1994, the CPUC authorized SCE to accelerate recovery of its nuclear plant investments by $75 million per year. The rate impact of this accelerated cost recovery is offset by a corresponding deceleration in recovery of transmission and distribution facilities through revised depreciation estimates over their remaining useful lives. The 1995 general rate case decision authorized further accelerated recovery of San Onofre.

In 1994, the CPUC ordered the California utilities to proceed with an energy auction to solicit bids for new contracts with unregulated power producers. This decision would have forced SCE to purchase 686 MW of new power at fixed prices starting in 1997, costing SCE customers $14 billion more than other sources over the lives of the contracts. SCE negotiated agreements, at substantially lower costs than those mandated by auction, with eight unregulated power producers, representing 648 MW of the 686
MW mandated. These agreements, which are subject to CPUC approval, would save SCE customers about 85% of anticipated overpayments compared with the mandated contracts. After extensive review by the CPUC and the FERC, the CPUC issued a ruling supporting resolution of the energy auction through negotiated settlements and set criteria to be used to evaluate the settlements. SCE has evaluated the impact of these criteria on its existing settlement agreements and, upon conclusion of settlement negotiations with the remaining parties, will file an application requesting CPUC approval (expected in 1996).

Competitive Environment

SCE currently operates in a highly regulated environment in which it has an obligation to provide electric service to customers in return for an exclusive franchise within its service territory. This regulatory environment is changing. The generation sector has experienced competition from nonutility power producers and regulators are restructuring California's electric utility regulation.

As further discussed in Note 2 to the Consolidated Financial Statements, on December 20, 1995, the CPUC issued its restructuring decision, which
it had been considering since April 1994.    The decision reforms

PAGE

Management's Discussion and Analysis of Results of Operations and Financial Condition

California's electric utility regulation by creating a market structure that, over a transition period, would open the electric generation market to competition and offer customer choice. The transition period would begin January 1, 1998, with all consumers participating by 2003. Key elements of the decision include:

   o Creation of an independent power exchange to manage electric supply and demand. California's investor-owned utilities would be required to purchase from and sell to the exchange, all of their power during the transition period, while other generators could voluntarily participate.

   o Creation of an independent system operator to control intrastate transmission access.

   o Availability of customer choice through time-of-use rates, direct customer access to generation providers with transmission arrangements through the system operator, and customer arranged "contracts for differences" to manage price fluctuations from the power exchange.

   o Recovery of costs to transition to a competitive market (utility investments and obligations incurred to serve customers under the existing regulatory framework) through a non-bypassable charge, applied to all customers, called the competition transition charge
       (CTC).

   o CPUC-established incentives to encourage voluntary divestiture (through spin-off or sale to an unaffiliated entity) of at least 50% of utilities' gas-fueled generation to address market power issues. SCE must file within 90 days its plan to address these issues.

   o Performance-based ratemaking (PBR) for those utility services not subject to competition. SCE had originally filed for a PBR mechanism in 1993, requesting a revenue-indexing formula to combine operating expenses and capital-related costs into a single index to determine most of its revenue (excluding fuel) from 1996-2000. The filing was subsequently divided between transmission and distribution, and power generation. Hearings concluded on the transmission and distribution phase in December 1994. The CPUC's restructuring decision requested comments addressing whether SCE's transmission and distribution PBR proposal should be amended or reviewed as filed. On January 19, 1996, SCE requested the CPUC approve its PBR as filed. SCE expects to file its proposal for the power generation phase in July 1996.

SCE estimates its potential costs to transition to a competitive market
(CTC) at approximately $9.3 billion (net present value), based on incurred costs, and forecasts of future costs and assumed market prices. These costs are mainly for qualifying facility contracts, regulatory assets and other costs incurred (whose recovery has been deferred by the CPUC) to provide service to customers, and costs pertaining to certain generating plants. Changes in the assumed market price could require material revisions to SCE's estimated CTC.

Since restructuring California's electric service industry will have widespread impact, federal participation and oversight will be required. The CPUC is seeking to build a California consensus involving the legislature, governor, public and municipal utilities, and customers, and to have this consensus in place when approval is sought from the FERC.
In addition the CPUC will prepare an environmental impact report. If the CPUC's restructuring decision is upheld and implemented as outlined, SCE would be allowed to recover its CTC (subject to a lower return on equity) and would continue to apply accounting standards that recognize the economic effects of rate regulation. The effect of such an outcome would not be expected to materially affect SCE's results of operations or financial condition during the transition period.

If revisions are made to the CPUC's restructuring decision that result in SCE no longer meeting the criteria to apply regulatory accounting standards to its generation operations, SCE may be required to write off its recorded generation-related regulatory assets. At December 31, 1995, these amounts totaled $1.4 billion, excluding balancing account overcollections of $237 million, which are expected to be refunded to customers in the near term. Although depreciation-related differences could result from applying a regulatory prescribed depreciation method (straight-line, remaining-life method) rather than a method that would have been applied absent the regulatory process, SCE believes that the depreciable lives of its generation-related assets would not vary significantly from that of an unregulated enterprise, as the CPUC

PAGE
bases depreciable lives on periodic studies that reflect the assets' physical useful life. SCE also believes that any depreciation-related differences would be recovered through the CTC.

Additionally, if revisions are made to the CPUC's restructuring decision that result in all or a portion of the CTC not being probable of recovery, SCE could have additional write-offs associated with these costs if they are not recovered through another regulatory mechanism. At this time, SCE cannot predict when, or if, a consensus on restructuring will be reached, what revisions will ultimately be made in the CPUC's restructuring plan in subsequent proceedings or implementation phases, or the effect, after the transition period, that competition will have on its results of operations or financial condition.

FERC Restructuring Proposal

In March 1995, the FERC proposed rules which would require utilities to provide wholesale open transmission access to the nation's interstate transmission grid, while allowing them to recover stranded costs associated with open access. The proposal defines stranded costs as legitimate, prudent and verifiable costs incurred to provide service to customers that would subsequently become unbundled wholesale transmission service customers of the utility. SCE supports the basic principles in the FERC's proposal and filed comments in August 1995. A final FERC decision is expected in mid-1996.

Environmental Protection

SCE is subject to numerous environmental laws and regulations, which require it to incur substantial costs to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment.

As further discussed in Note 10 to the Consolidated Financial Statements, SCE records its environmental liabilities when site assessments and/or remedial actions are probable and a range of reasonably likely cleanup costs can be estimated. SCE reviews its sites and measures the liability quarterly, by assessing a range of reasonably likely costs for each identified site. Unless there is a probable amount, SCE records the lower end of this reasonably likely range of costs.

SCE's recorded estimated minimum liability to remediate its 58 identified sites was $114 million at December 31, 1995, and 1994. One of SCE's sites, a former pole-treating facility, is considered a federal Superfund site and represents 71% of its recorded liability. The ultimate costs to clean up SCE's identified sites may vary from its recorded liability due to numerous uncertainties inherent in the estimation process. SCE believes that due to these uncertainties, it is reasonably possible that cleanup costs could exceed its recorded liability by up to $215 million. The upper limit of this range of costs was estimated using assumptions least favorable to SCE among a range of reasonably possible outcomes.

The CPUC allows SCE to recover environmental-cleanup costs at 24 of its sites, representing $90 million of its recorded liability, through an incentive mechanism. Under this mechanism, SCE will recover 90% of cleanup costs through customer rates; shareholders fund the remaining 10%, with the opportunity to recover these costs through insurance and other third-party recoveries. SCE has settled insurance claims with several carriers, and is continuing to pursue additional recovery. Costs incurred at SCE's remaining 34 sites are expected to be recovered through customer rates. SCE has recorded regulatory assets of $104 million for its estimated minimum environmental-cleanup costs expected to be recovered through customer rates.

SCE's identified sites include several sites for which there is a lack of currently available information, including the nature and magnitude of contamination and the extent, if any, that SCE may be held responsible for contributing to any costs incurred for remediating these sites. Thus, no reasonable estimate of cleanup costs can be made for these sites at this time.

SCE expects to clean up its identified sites over a period of up to 30 years. Remediation costs in each of the next several years are expected to range from $4 million to $8 million. Recorded costs for 1995 were $3 million.

PAGE

Management's Discussion and Analysis of Results of Operations and Financial Condition

Based on currently available information, SCE believes it is not likely that it will incur amounts in excess of the upper limit of the estimated range and, based upon the CPUC's regulatory treatment of environmental-cleanup costs, SCE believes that costs ultimately recorded will not have a material adverse effect on its results of operations or
financial condition.   There can be no assurance,  however,  that future
developments, including additional information about existing sites or the identification of new sites, will not require material revisions to such estimates.

The 1990 federal Clean Air Act requires power producers to have emissions allowances to emit sulfur dioxide. Power companies receive emissions allowances from the federal government and may bank or sell excess allowances. SCE expects to have excess allowances under Phase II of the Clean Air Act (2000 and later). The act also calls for a study to determine if additional regulations are needed to reduce regional haze in the southwestern U.S. In addition, another study is underway to determine the specific impact of the effect of air contaminant emissions from the Mohave Coal Generating Station on visibility in Grand Canyon National Park. The potential effect of these studies on sulfur dioxide emissions regulations for Mohave is unknown.

SCE's projected capital expenditures to protect the environment are $1.2 billion for the 1996-2000 period, mainly for aesthetics treatment, including undergrounding certain transmission and distribution lines.

The possibility that exposure to electric and magnetic fields (EMF) emanating from power lines, household appliances and other electric sources may result in adverse health effects is receiving increased attention. The scientific community has not yet reached a consensus on the nature of any health effects of EMF. However, the CPUC has issued a decision which provides for a rate-recoverable research and public education program conducted by California electric utilities, and authorizes these utilities to take no-cost or low-cost steps to reduce EMF in new electric facilities. SCE is unable to predict when or if the scientific community will be able to reach a consensus on any health effects of EMF, or the effect that such a consensus, if reached, could have on future electric operations.

New Accounting Standard

Effective January 1996, SCE adopted a new accounting standard that requires impairment losses to be recognized when the book value of an asset exceeds its future cash flows (undiscounted). The standard also imposes stricter criteria for the retention of regulatory-created assets, requiring that they continue to be probable of recovery, rather than concluding they are not probable of loss. Adoption of this standard did not materially affect SCE's results of operations or financial condition.



Quarterly Financial Data

                                           1995                                    1994
                           ----------------------------------------------------------------------------
In millions                 Total Fourth   Third  Second   First   Total  Fourth   Third Second   First
-----------                ------ ------   -----   ------ -----    ------  ------ -----   ------  -----
Operating revenue          $7,873 $1,903  $2,510  $1,738  $1,722  $7,799  $1,846  $2,530 $1,746  $1,677
Operating income            1,149    246     369     261     273   1,094     235     356    253     250
Net income                    680    130     251     150     149     639     129     237    132     141
Earnings available for
  common stock                643    121     243     140     139     599     119     227    122     131
Common dividends declared     546    136     136     137     137     502     112     119    112     159

PAGE

Consolidated Statements of Income        Southern California Edison Company

In thousands                    Year ended December 31,             1995          1994        1993
------------                    -----------------------         ------------ ------------  ------------
Operating revenue                                                $ 7,872,718  $ 7,798,601   $ 7,396,599
Fuel                                                                 614,954      840,607       792,056
Purchased power                                                    2,581,878    2,562,890     2,498,349
Provisions for regulatory adjustment clauses--net                    229,744       54,772      (286,894)
Other operating expenses                                           1,226,534    1,315,249     1,263,046
Maintenance                                                          356,693      330,161       360,423
Depreciation and decommissioning                                     954,141      890,656       892,502
Income taxes                                                         559,694      507,626       505,899
Property and other taxes                                             200,236      202,711       206,775
                                                                 -----------   ----------    ----------
Total operating expenses                                           6,723,874    6,704,672     6,232,156
                                                                 -----------   ----------    ----------
Operating income                                                   1,148,844    1,093,929     1,164,443
                                                                 -----------   ----------    ----------
Provision for rate phase-in plan                                    (122,233)    (136,596)     (137,300)
Allowance for equity funds used during construction                   19,082       14,348        20,262
Interest income                                                       37,644       31,082        26,318
Other nonoperating income--net                                        45,651       64,597        37,385
                                                                 -----------   ----------    ----------
Total other income (deductions)--net                                 (19,856)     (26,569)      (53,335)
                                                                 -----------   ----------    ----------
Income before interest expense                                     1,128,988    1,067,360     1,111,108
                                                                 -----------   ----------    ----------
Interest on long-term debt                                           385,187      381,827       399,137
Other interest expense                                                80,130       61,646        51,071
Allowance for borrowed funds used during construction                (14,489)     (14,440)      (16,167)
Capitalized interest                                                  (1,531)        (254)         (978)
                                                                 -----------   ----------    ----------
Total interest expense--net                                          449,297      428,779       433,063
                                                                 -----------   ----------    ----------
Net income                                                           679,691      638,581       678,045
Dividends on preferred stock                                          36,764       40,080        40,722
                                                                 -----------   ----------    ----------
Earnings available for common stock                              $   642,927   $  598,501    $  637,323
                                                                 ===========   ==========    ==========


Consolidated Statements of Retained Earnings

In thousands                    Year ended December 31,             1995          1994         1993
------------                    -----------------------         -----------   -----------   -----------
Balance at beginning of year                                     $ 2,683,568  $ 2,586,890   $ 2,428,945
Net income                                                           679,691      638,581       678,045
Dividends declared on common stock                                  (545,672)    (501,823)     (476,874)
Dividends declared on preferred stock                                (36,764)     (40,080)      (40,722)
Reacquired capital stock expense                                        (765)          --        (2,504)
                                                                 -----------  -----------   -----------
Balance at end of year                                           $ 2,780,058  $ 2,683,568   $ 2,586,890
                                                                 ===========  ===========   ===========

The accompanying notes are an integral part of these financial statements.
PAGE

Consolidated Balance Sheets

In thousands                                    December 31,                    1995          1994
------------                                    ------------                -------------  -----------
ASSETS
------
Utility plant, at original cost                                              $19,850,179    $19,121,964
Less--accumulated provision for depreciation
  and decommissioning                                                          8,569,265      7,710,227
                                                                             -----------    -----------
                                                                              11,280,914     11,411,737
Construction work in progress                                                    727,865        906,766
Nuclear fuel, at amortized cost                                                  139,411         98,044
                                                                             -----------    -----------
Total utility plant                                                           12,148,190     12,416,547
                                                                             -----------    -----------


Nonutility property--less accumulated provision
  for depreciation of $25,454 and $30,593
  at respective dates                                                             70,191         77,338
Nuclear decommissioning trusts                                                 1,260,095        919,351
Other investments                                                                 65,963         39,584
                                                                             -----------    -----------
Total other property and investments                                           1,396,249      1,036,273
                                                                             -----------    -----------

Cash and equivalents                                                             261,767        192,092
Receivables, including unbilled revenue, less allowances
  of $24,139 and $23,806 for uncollectible accounts
  at respective dates                                                            911,963        902,090
Fuel inventory                                                                   114,357        116,929
Materials and supplies, at average cost                                          151,180        129,109
Accumulated deferred income taxes--net                                           476,725        271,308
Prepayments and other current assets                                             114,289         98,778
                                                                             -----------    -----------
Total current assets                                                           2,030,281      1,710,306
                                                                             -----------    -----------
Unamortized debt issuance and reacquisition expense                              350,563        356,557
Rate phase-in plan                                                               129,714        240,730
Unamortized nuclear plant--net                                                    67,185        171,071
Income tax-related deferred charges                                            1,723,605      1,816,414
Other deferred charges                                                           309,328        327,613
                                                                             -----------    -----------
Total deferred charges                                                         2,580,395      2,912,385
                                                                             -----------    -----------
Total assets                                                                 $18,155,115    $18,075,511
                                                                             ===========    ===========

The accompanying notes are an integral part of these financial statements.
PAGE

Southern California Edison Company

In thousands, except share amounts              December 31,                    1995          1994
----------------------------------              ------------                -------------  ------------
CAPITALIZATION AND LIABILITIES
Common shareholder's equity:
  Common stock (434,888,104 shares outstanding
    at each date)                                                            $ 2,168,054    $ 2,168,054
  Additional paid-in capital                                                     177,333        177,351
  Retained earnings                                                            2,780,058      2,683,568
                                                                             -----------    -----------
                                                                               5,125,445      5,028,973
Preferred stock:
  Not subject to mandatory redemption                                            283,755        358,755
  Subject to mandatory redemption                                                275,000        275,000
Long-term debt                                                                 5,215,117      4,987,978
                                                                             -----------    -----------
Total capitalization                                                          10,899,317     10,650,706
                                                                             -----------    -----------
Other long-term liabilities                                                      344,192        311,063
                                                                             -----------    -----------
Current portion of long-term debt                                                  1,375        201,275
Short-term debt                                                                  359,508        675,514
Accounts payable                                                                 346,258        317,082
Accrued taxes                                                                    550,384        514,441
Accrued interest                                                                  86,494         87,733
Dividends payable                                                                138,334        115,803
Regulatory balancing accounts--net                                               337,867         55,710
Deferred unbilled revenue and other current liabilities                          809,826        779,257
                                                                             -----------    -----------
Total current liabilities                                                      2,630,046      2,746,815
                                                                             -----------    -----------
Accumulated deferred income taxes--net                                         3,310,322      3,386,775
Accumulated deferred investment tax credits                                      374,142        399,662
Customer advances and other deferred credits                                     597,096        580,490
                                                                             -----------    -----------
Total deferred credits                                                         4,281,560      4,366,927
                                                                             -----------    -----------
Commitments and contingencies
  (Notes 2, 8, 9 and 10)
Total capitalization and liabilities                                         $18,155,115    $18,075,511
                                                                             ===========    ===========

The accompanying notes are an integral part of these financial statements.
PAGE

Consolidated Statements of Cash Flows     Southern California Edison Company

In thousands                    Year ended December 31,              1995         1994         1993
-------------                   -----------------------         ------------ ------------  ------------
Cash flows from operating activities:
Net income                                                          $679,691   $  638,581    $  678,045
Adjustments for non-cash items:
  Depreciation and decommissioning                                   954,141      890,656       892,502
  Amortization                                                        68,064      126,131       100,740
  Rate phase-in plan                                                 111,016      123,479       123,412
  Deferred income taxes and investment tax credits                  (214,578)    (102,179)      106,216
  Other long-term liabilities                                         33,129       44,468       (75,079)
  Other--net                                                            (261)     (23,841)      (33,666)
Changes in working capital components:
  Receivables                                                         (9,873)     (64,311)       14,912
  Regulatory balancing accounts                                      282,157       (2,222)      (29,591)
  Fuel inventory, materials and supplies                             (19,499)     (21,087)       (6,592)
  Prepayments and other current assets                               (15,511)      (1,260)       78,538
  Accrued interest and taxes                                          34,704      117,819      (176,598)
  Accounts payable and other current liabilities                      59,745      106,642        (1,554)
                                                                  ----------   ----------    ----------
Net cash provided by operating activities                          1,962,925    1,832,876     1,671,285
                                                                  ----------   ----------    ----------
Cash flows from financing activities:
Long-term debt issued                                                393,829          964     2,155,919
Preferred stock issued                                                    --           --        74,598
Long-term debt repayments                                           (422,503)    (170,224)   (2,179,772)
Preferred stock redemptions                                          (75,000)          --       (86,392)
Nuclear fuel financing--net                                           31,134      (31,444)        7,663
Short-term debt financing--net                                      (316,006)      62,420         5,447
Dividends paid                                                      (559,886)    (588,917)     (516,121)
                                                                  ----------   ----------    ----------
Net cash used by financing activities                               (948,432)    (727,201)     (538,658)


Cash flows from investing activities:
Additions to property and plant                                     (772,950)    (981,894)   (1,040,425)
Funding of nuclear decommissioning trusts                           (150,595)    (130,155)     (140,955)
Other--net                                                           (21,273)      (6,453)      (13,035)
                                                                  ----------   ----------    ----------
Net cash used by investing activities                               (944,818)  (1,118,502)   (1,194,415)
                                                                  ----------   ----------    ----------
Net increase (decrease) in cash and equivalents                       69,675      (12,827)      (61,788)
Cash and equivalents, beginning of year                              192,092      204,919       266,707
                                                                  ----------   ----------    ----------
Cash and equivalents, end of year                                 $  261,767   $  192,092    $  204,919
                                                                  ==========   ==========    ==========
Cash payments for interest and taxes:
Interest                                                          $  382,798   $  365,126    $  398,151
Taxes                                                                692,780      443,801       454,201



The accompanying notes are an integral part of these financial statements.
PAGE

Notes to Consolidated Financial Statements

Note 1.  Summary of Significant Accounting Policies

Southern California Edison Company's (SCE) outstanding common stock is owned entirely by its parent company, Edison International (formerly SCEcorp). SCE is a public utility which produces and supplies electric energy for its 4.2 million customers in Central and Southern California. The consolidated financial statements include SCE and its subsidiaries. Intercompany transactions have been eliminated.

SCE's accounting policies conform with generally accepted accounting principles (GAAP) including the accounting principles for rate-regulated enterprises which reflect the rate-making policies of the California Public Utilities Commission (CPUC) and the Federal Energy Regulatory Commission (FERC).

SCE currently operates in a highly regulated environment in which it has an obligation to provide electric service to customers in return for an exclusive franchise within its service territory. This regulatory environment is changing, as further discussed in Note 2 to Consolidated Financial Statements. Financial statements prepared in compliance with GAAP require management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosure of contingencies. Actual results could differ from those estimates. Certain significant estimates related to the CPUC restructuring decision, decommissioning and contingencies, are further discussed in Notes 2, 9 and 10, respectively.

Certain prior-year amounts were reclassified to conform to the December 31, 1995, financial statement presentation.

Debt Issuance and Reacquisition Expense

Debt premium, discount and issuance expenses are amortized over the life of each issue. Under CPUC rate-making procedures, debt reacquisition expenses are amortized over the remaining life of the reacquired debt or, if refinanced, the life of the new debt.

Financial Instruments

SCE enters into interest rate swap and cap agreements to manage its interest rate exposure. Interest rate differentials and premiums for interest rate caps to be paid or received are recorded as adjustments to interest expense.

Fuel Inventory

Fuel inventory is valued under the last-in, first-out method for fuel oil and natural gas, and under the first-in, first-out method for coal.

Investments

Cash equivalents include tax-exempt investments ($235 million at December 31, 1995, and $132 million at December 31, 1994), and time deposits and other investments ($23 million at December 31, 1995, and $53 million at December 31, 1994) with maturities of three months or less.

Unrealized gains (losses) on equity investments are recorded as regulatory liabilities (assets). Unrealized gains and losses on decommissioning trust funds are recorded in the accumulated provision for decommissioning.

All investments are classified as available-for-sale.

Nuclear

A CPUC-authorized rate phase-in plan deferred the collection of $200 million in revenue for each unit at Palo Verde Nuclear Generating Station during the first four years of operation. The deferred revenue (including interest) is being collected evenly over the final six years of each unit's plan. The plans end in February and September 1996, respectively, for Units 1 and 2, and in 1998 for Unit 3.
PAGE

Notes to Consolidated Financial Statements

The cost of nuclear fuel, including disposal, is amortized to fuel expense on the basis of generation. Under CPUC rate-making procedures, nuclear-fuel financing costs are capitalized until the fuel is placed into production.

Decommissioning costs are accrued and recovered in rates over the term of each nuclear facility's operating license through charges to depreciation expense (see Note 9).

Under the Energy Policy Act of 1992, SCE is liable for its share of the estimated costs to decommission three federal nuclear enrichment facilities (based on purchases). These costs, which will be paid over 15 years, are recorded as a fuel cost and recovered through customer rates.

In August 1992, the CPUC approved a settlement agreement between SCE and the CPUC's Division of Ratepayer Advocates (DRA) to discontinue operation of San Onofre Nuclear Generating Station Unit 1 at the end of its then-current fuel cycle because operation of the unit was no longer cost-effective. As part of the agreement, SCE will recover its remaining investment, earning an 8.98% rate of return on rate base, by August 1996. In November 1992, SCE discontinued operation of Unit 1.

In October 1994, the CPUC authorized accelerated recovery of SCE's nuclear plant investments by $75 million per year, with a corresponding deceleration in recovery of its transmission and distribution assets through revised depreciation estimates over their remaining useful lives. Recovery of the San Onofre nuclear plant investment has been further accelerated by the 1995 general rate case decision (see Note 2).

Regulatory Balancing Accounts

The differences between CPUC-authorized and actual base-rate revenue from kilowatt-hour sales and CPUC-authorized and actual energy costs are accumulated in balancing accounts until they are refunded to, or recovered from, utility customers through authorized rate adjustments (with interest). Income tax effects on balancing account changes are deferred.

CPUC-established target generation levels act as performance incentives for SCE's nuclear generating stations. Fuel savings or costs above or below these targets are shared equally by SCE and its customers through balancing account adjustments. With the implementation of San Onofre's incentive pricing plan (see Note 2) in the second quarter of 1996, these performance incentives were discontinued upon completion of the refueling outages in 1995.

Research, Development and Demonstration (RD&D)

SCE capitalizes RD&D costs that are expected to result in plant construction. If construction does not result, these costs are charged to expense. RD&D expenses are recorded in a balancing account, and at the end of the rate-case cycle, any authorized but unspent RD&D funds are refunded to customers. RD&D expenses were $28 million in 1995, $63 million in 1994 and $49 million in 1993.

Revenue

Operating revenue includes amounts for services rendered but unbilled at the end of each year.

Utility Plant

Plant additions, including replacements and betterments, are capitalized. Such costs include direct material and labor, construction overhead and an allowance for funds used during construction (AFUDC). AFUDC represents the estimated cost of debt and equity funds that finance utility-plant construction. AFUDC is capitalized during plant construction and reported in current earnings. AFUDC is recovered in rates through depreciation expense over the useful life of the related asset. Depreciation of utility plant is computed on a straight-line, remaining-life basis.

Replaced or retired property and removal costs less salvage are charged to the accumulated provision for depreciation. Depreciation expense stated as a percent of average original costs of depreciable utility plant was 3.6% for 1995, 1994 and 1993.
PAGE

Note 2.  Regulatory Matters

1995 General Rate Case

On January 10, 1996, the CPUC issued its decision on SCE's 1995 general rate case. The decision affirmed the CPUC's interim order to reduce 1995 operating revenue by $67 million, but decreased 1996 operating revenue by an additional $9 million, which includes a decrease of $44 million for operating and maintenance expenses. The decision also authorized recovery of SCE's remaining investment (approximately $2.7 billion) in San Onofre Units 2 and 3 at a reduced rate of return (7.34% compared to the current 9.55%), over an eight-year period, beginning in the second quarter of 1996.

Future operating costs and incremental capital expenditures at San Onofre are subject to an incentive pricing plan, where SCE receives about 4 cents per kilowatt-hour. Profits or losses resulting from cost differences from the incentive price will flow through to shareholders. Beginning in 2004, after SCE's investment is fully recovered, it would be required to share equally with ratepayers the benefits received from operation of the units.

Performance-Based Ratemaking (PBR)

SCE originally filed for a PBR mechanism in 1993, requesting a revenue-indexing formula to combine operating expenses and capital-related costs into a single index to determine most of its revenue (excluding fuel) from 1996-2000. The filing was subsequently divided between transmission and distribution, and power generation. Hearings concluded on the transmission and distribution phase in December 1994. The CPUC's restructuring decision, as further discussed below, requested comments addressing whether SCE's transmission and distribution PBR proposal should be amended or reviewed as filed. On January 19, 1996, SCE requested the CPUC approve its PBR as filed. SCE expects to file its proposal for the power generation phase in July 1996.

CPUC Restructuring Decision

On December 20, 1995, the CPUC issued its decision on restructuring California's electric industry, which it had been considering since April 1994. The new market structure would provide competition and customer choice. The transition to a competitive electric market would begin January 1, 1998, with all consumers participating by 2003. Key elements of the decision are: creation of an independent power exchange; creation of an independent system operator; implementation of greater customer choice; transition cost recovery by the utilities; and CPUC-established incentives to encourage utilities to voluntarily divest at least 50% of their gas-fueled units to address market power issues. Within 90 days of the decision's effective date, SCE must file its plans to address divestiture issues. Also, under the decision the CPUC would regulate the rates, terms and conditions of utility services not subject to competition using PBR instead of cost-of-service regulation.

The independent power exchange, which would manage supply and demand through an economic auction, will be under FERC jurisdiction. Purchasing from and selling to the power exchange during the transition period will be mandatory for California's investor-owned utilities, while others can voluntarily participate. The independent system operator would have operational control of the utilities' transmission facilities and, therefore, would control the scheduling and dispatch of all electricity on the state's power grid.

The new market structure would provide three avenues of customer choice. The first involves a continuation of utility-tariffed rates with customers choosing a monthly average rate or hourly time-of-use rates, which allows customers with specialized meters to access pricing information and alter their consumption accordingly. The second avenue involves customers continuing with utility-tariffed rates and entering into "contracts for differences" which manage risks associated with the market clearing prices published by the power exchange. The last avenue involves customers negotiating directly with generation providers and then arranging for transmission of the power with the transmission system operator (direct access).

Recovery of costs to transition to a competitive market would be implemented through a non-bypassable competition transition charge (CTC). This charge would apply to all customers who currently use utility services or begin utility service after this decision is effective. SCE estimates its potential transition costs
PAGE

Notes to Consolidated Financial Statements

(CTC), through 2025 to be approximately $9.3 billion (net present value), based on incurred costs, and forecasts of future costs and assumed market prices. However, changes in the assumed market price could require material revisions to such estimates. The potential transition costs are comprised of $4.9 billion from SCE's qualifying facility contracts, which are the direct result of legislative and regulatory mandates; and $4.4 billion from costs pertaining to certain generating plants and regulatory commitments consisting of costs incurred (whose recovery has been deferred
by the CPUC) to provide service to customers.   Such commitments include
the recovery of income-tax benefits previously flowed-through to customers, postretirement benefit transition costs, accelerated recovery of nuclear plants (including San Onofre Unit 1 as discussed in Note 1 and San Onofre Units 2 and 3 as discussed above), nuclear decommissioning and certain other costs.

Because the restructuring of California's electric industry has widespread impact and the market structure requires the participation and oversight of the FERC, the CPUC will seek to build a California consensus involving the legislature, governor, public and municipal utilities, and customers. Once the consensus is in place, FERC approval will be sought, and together both agencies would move forward to implement the new market structure.
In addition, the CPUC will prepare an environmental impact report. As a result, the CPUC will not proceed with implementation of its decision until March 1996. If the CPUC's restructuring decision is upheld and implemented as outlined, SCE would be allowed to recover its CTC (subject to a lower return on equity) and would continue to apply accounting standards that recognize the economic effects of rate regulation. The effect of such an outcome would not be expected to materially affect SCE's results of operations or financial condition during the transition period.

If revisions are made to the CPUC's restructuring decision that result in SCE no longer meeting the criteria to apply regulatory accounting standards to its generation operations, SCE may be required to write-off its recorded generation-related regulatory assets. At December 31, 1995, these amounts totaled $1.4 billion (excluding balancing account overcollections of $237 million expected to be refunded to customers in the near term), primarily for the recovery of income-tax benefits previously flowed-through to customers, the Palo Verde phase-in plan and unamortized loss on reacquired debt. Although depreciation-related differences could result from applying a regulatory prescribed depreciation method (straight-line, remaining-life method) rather than a method that would have been applied absent the regulatory process, SCE believes that the depreciable lives of its generation-related assets would not vary significantly from that of an unregulated enterprise, as the CPUC bases depreciable lives on periodic studies that reflect the assets' physical useful life. SCE also believes that any depreciation-related differences would be recovered through the CTC.

Additionally, if revisions are made to the CPUC's restructuring decision that result in all or a portion of the CTC not being probable of recovery, SCE could have additional write-offs associated with these costs if they are not recovered through another regulatory mechanism. At this time, SCE cannot predict when, or if, a consensus on restructuring will be reached, what revisions will ultimately be made in the CPUC's restructuring plan in subsequent proceedings or implementation phases, or the effect, after the transition period, that competition will have on its results of operations or financial condition.

FERC Restructuring Proposal

In March 1995, the FERC proposed rules which would require utilities to provide wholesale open transmission access to the nation's interstate transmission grid, while allowing them to recover stranded costs associated with open access. The proposal defines stranded costs as legitimate, prudent and verifiable costs incurred to provide service to customers that would subsequently become unbundled wholesale transmission service customers of the utility. SCE supports the basic principles in the FERC's proposal and filed comments in August 1995. A final FERC decision is expected in mid-1996.

Mohave Generating Station

A 1994 CPUC decision stated that SCE was liable for expenditures related to a 1985 accident at the Mohave Generating Station. The CPUC ordered a second phase of this proceeding to quantify the disallowance. On December 22, 1995, SCE and the DRA filed a $38 million settlement agreement subject to CPUC approval. This agreement has been fully reflected in the financial statements.
PAGE

Note 3. Financial Instruments

Long-Term Debt

California law prohibits SCE from incurring or guaranteeing debt for its nonutility affiliates.

Almost all SCE properties are subject to a trust indenture lien.

SCE has pledged first and refunding mortgage bonds as security for borrowed funds obtained from pollution-control bonds issued by government agencies. SCE uses these proceeds to finance construction of pollution-
control facilities.   Bondholders have limited discretion in redeeming
certain pollution-control bonds, and SCE has arranged with securities dealers to remarket or purchase them if necessary.

Long-term debt maturities  and sinking-fund requirements  for the next
five years are:  1996   $1 million; 1997   $501 million; 1998   $447 million;
1999   $155 million; and 2000   $325 million.

Long-term debt consisted of:

In millions                                             December 31,               1995           1994
-----------                                             -------------             ------         ------
First and refunding mortgage bonds:
1997--1999 (5.45% to 7.5%)                                                        $  800         $1,000
2000--2004 (5.625% to 6.75%)                                                         675            675
2017--2026 (6.9% to 9.25%)                                                         1,637          1,850
Pollution-control bonds:
1999--2027 (5.4% to 7.2% and variable)                                             1,205          1,206
Funds held by trustees                                                                (2)            (2)
Debentures and notes:
1998--2003 (5.6% to 8.25%)                                                           795            495
Subordinated debentures:
2044 (8.375%)                                                                        100             --
Commercial paper for nuclear fuel                                                     70             39
Long-term debt due within one year                                                    (1)          (201)
Unamortized debt discount--net                                                       (64)           (74)
                                                                                  ------         ------
Total                                                                             $5,215         $4,988
                                                                                  ======         ======

On January 16, 1996, SCE issued $200 million of 5.875% notes, due 2001 and $200 million of 6.375% notes, due 2006.

Short-Term Debt

SCE has lines of credit it can use at negotiated or bank index rates. At December 31, 1995, available lines totaled $1.4 billion, with $900 million for short-term debt and $500 million available for the long-term refinancing of certain variable-rate pollution-control debt.

Short-term debt consisted of commercial paper used to finance fuel inventories, and general cash requirements. Commercial paper outstanding at December 31, 1995, and 1994, was $433 million and $717 million, respectively. A portion of commercial paper intended to finance nuclear fuel scheduled to be used more than one year after the balance sheet date is classified as long-term debt in connection with refinancing terms under five-year lines of credit with commercial banks. Weighted-average interest rates were 5.8% and 5.9%, at December 31, 1995, and 1994, respectively.

Other Financial Instruments

SCE's risk management policy allows the use of derivative financial instruments to manage financial exposure on its investments and fluctuations in interest rates, but prohibits the use of these instruments for speculative or trading purposes.
PAGE

Notes to Consolidated Financial Statements

Interest rate swaps and caps are used to reduce the potential impact of interest rate fluctuations on floating rate long-term debt. The interest rate swap agreement requires the parties to pledge collateral according to bond rating and market interest rates changes. At December 31, 1995, SCE had pledged $13 million as collateral due to a downgrade of its bond rating and a decline in market interest rates. SCE is exposed to credit loss in the event of nonperformance by counterparties to these agreements, but does not expect the counterparties to fail to meet their obligations.

SCE had the following derivative financial instruments at December 31, 1995:

Category                                             Contract Amount/Terms            Purpose
--------                                             ---------------------            -------
Interest rate swaps                                      $196 million           fix interest rate exposure
                                                         due 2008               at 5.585%

Interest rate cap                                        $30 million            fix interest rate exposure
                                                         expires 1997           at 6% over variable term
                                                         debt due 2027          of the debt

Fair values of financial instruments were:

                                         December 31,                  1995                   1994
                                        -------------                 ----                    ----
                                                                 Cost     Fair           Cost      Fair
Instrument          In millions                                  Basis    Value          Basis     Value
----------          -----------                                --------   -----        --------    -----
Financial asset:
Decommissioning trusts                                         $1,069    $1,260         $ 920     $ 919
Equity investments                                                  9        41             9        26

Financial liabilities:
DOE decommissioning and decontamination fees                       58        49            62        45
Interest rate swap and cap                                         --        18            --         1
Long-term debt                                                  5,215     5,487         4,988     4,763
Preferred stock subject to mandatory redemption                   275       288           275       257

Financial assets are carried at their fair value based on quoted market prices. Financial liabilities are recorded at cost. Financial liabilities' fair values were based on: termination costs for the interest rate swap; brokers' quotes for long-term debt, preferred stock and the cap; and discounted future cash flows for U.S. Department of Energy (DOE) decommissioning and decontamination fees. Amounts reported for cash equivalents and short-term debt approximate fair value, due to their short maturities.

Note 4.  Equity

The CPUC regulates SCE's capital structure, limiting the dividends it may pay Edison International. At December 31, 1995, SCE had the capacity to pay $528 million in additional dividends and continue to maintain its authorized capital structure.

Authorized common stock is 560 million shares with no par value.
Authorized shares of preferred and preference stock are: $25 cumulative preferred--24 million; $100 cumulative preferred--12 million; and
preference--50 million.    All cumulative preferred stocks are redeemable.
Mandatorily redeemable preferred stocks are subject to sinking-fund provisions. When preferred shares are redeemed, the premiums paid are charged to common equity. There are no preferred stock redemption requirements for the next five years.
PAGE

Cumulative preferred stock consisted of:

Dollars in millions, except per-share amounts                  December 31,        1995         1994
---------------------------------------------                  ------------        ----         ----
                                               December 31, 1995
                                           --------------------------
                                             Shares      Redemption
                                           Outstanding      Price
                                           ------------   ----------
Not subject to mandatory redemption:
$25 par value:
4.08% Series                               1,000,000      $ 25.50                  $ 25        $ 25
4.24                                       1,200,000        25.80                    30          30
4.32                                       1,653,429        28.75                    41          41
4.78                                       1,296,769        25.80                    33          33
5.80                                       2,200,000        25.25                    55          55
7.36                                       4,000,000        25.00                   100         100

$100 par value:
7.58% Series                                      --           --                    --          75
                                                                                   ----        ----
Total                                                                              $284        $359
                                                                                   ----        ----
Subject to mandatory redemption:
$100 par value preferred stock:
6.05% Series                                 750,000      $100.00                  $ 75        $ 75
6.45                                       1,000,000       100.00                   100         100
7.23                                       1,000,000       100.00                   100         100
                                                                                   ----        ----
Total                                                                              $275        $275
                                                                                   ====        ====

Changes in preferred securities were:

Shares in thousands                            Year ended December 31,   1995          1994       1993
-------------------                            -----------------------   ------       ------      -----
-
Series:
6.05%                                                                       --           --        750
7.325                                                                       --           --       (427)
7.80                                                                        --           --       (411)
7.58                                                                      (750)          --         --
                                                                         -----        -----      -----
Net issuances (redemptions)                                               (750)          --        (88)
                                                                         =====        =====      =====

Note 5.  Income Taxes

SCE and its subsidiaries will be included in Edison International's consolidated federal income tax and combined state franchise tax returns. Under income tax allocation agreements, each subsidiary calculates its own tax liability.

SCE adopted an income tax accounting standard in 1993 that requires the balance sheet method to account for income taxes. The cumulative effect of adoption increased 1993 earnings by $8 million and total assets and liabilities by about $2 billion.

Change in Accounting Principle

Income tax expense includes the current tax liability from operations and the change in deferred income taxes during the year. Investment tax credits are amortized over the lives of the related properties.
PAGE

Notes to Consolidated Financial Statements

The components of the net accumulated deferred income tax liability were:

In millions                                             December 31,              1995          1994
-----------                                             ------------              ----          ----
Deferred tax assets:
Property-related                                                              $    276       $    260
Investment tax credits                                                             222            237
Regulatory balancing accounts                                                      166             85
Other                                                                              674            521
                                                                              --------       --------
Total                                                                         $  1,338       $  1,103
                                                                              --------       --------
Deferred tax liabilities:
Property-related                                                              $  3,670       $  3,706
Other                                                                              501            513
                                                                              --------       --------
Total                                                                         $  4,171       $  4,219
                                                                              --------       --------

Accumulated deferred income taxes--net                                        $  2,833       $  3,116
                                                                              ========       ========
Classification of accumulated deferred income taxes:
Included in deferred credits                                                  $  3,310       $  3,387
Included in current assets                                                         477            271

The current and deferred components of income tax expense were:

In millions                            Year ended December 31,             1995       1994        1993
-----------                            -----------------------             ----       ----        ----
Current:
Federal                                                                    $560        $431       $219
State                                                                       165         123         83
                                                                           ----        ----       ----

                                                                            725         554        302
                                                                           ----        ----       ----
Deferred--federal and state:
Accrued charges                                                               1         (25)       (38)
Depreciation                                                                 21          46         62
Investment and energy tax credits--net                                      (25)        (22)       (26)
Prior year state tax                                                        (12)        (14)        13
Rate phase-in plan                                                          (46)        (51)       (51)
Regulatory balancing accounts                                              (118)         (7)       118
Resale revenue                                                               --           8         26
Retirement of debt                                                          (10)         (9)        33
Unbilled revenue                                                             (7)         (3)         1
Other                                                                       (19)        (25)       (32)
                                                                           ----        ----       ----
                                                                           (215)       (102)       106
                                                                           ----        ----       ----
Total income tax expense                                                   $510        $452       $408
                                                                           ====        ====       ====
Classification of income taxes:
Included in operating income                                               $560        $508       $506
Included in other income                                                    (50)        (56)       (98)

The composite federal and state statutory income tax rate was 41.045% for all years presented.
PAGE

The federal statutory income tax rate is reconciled to the effective tax rate below:

                                       Year ended December 31,             1995        1994      1993
                                       -----------------------             ----        ----      ----
Federal statutory rate                                                     35.0%      35.0%      35.0%
Capitalized software                                                       (0.8)      (2.1)      (1.8)
Investment and energy tax credits                                          (2.2)      (2.0)      (2.4)
State tax--net of federal deduction                                         6.5        5.7        5.5
Depreciation and other                                                      4.3        4.9        1.3
                                                                           ----       ----       ----
Effective tax rate                                                         42.8%      41.5%      37.6%
                                                                           ====       ====       ====

Note 6.  Employee Benefit Plans

Pension Plan

SCE has a noncontributory, defined-benefit pension plan that covers employees meeting minimum service requirements. Benefits are based on years of accredited service and average base pay. SCE funds the plan on a level-premium actuarial method. These funds are accumulated in an independent trust. Annual contributions meet minimum legal funding requirements and do not exceed the maximum amounts deductible for income taxes. Prior service costs from pension plan amendments are funded over 30 years. Plan assets are primarily common stocks, corporate and government bonds, and short-term investments.

The plan's funded status was:

In millions                                    December 31,                          1995         1994
-----------                                    ------------                         ------       ------
Actuarial present value of benefit obligations:
Vested benefits                                                                     $1,696       $1,260
Nonvested benefits                                                                     210          147
                                                                                    ------       ------
Accumulated benefit obligation                                                       1,906        1,407
Value of projected future compensation levels                                          479          450
                                                                                    ------       ------

Projected benefit obligation                                                        $2,385       $1,857
                                                                                    ------       ------
Fair value of plan assets                                                           $2,620       $2,194
                                                                                    ------       ------
Plan assets greater than projected benefit obligation                               $ (235)      $ (337)
Unrecognized net gain                                                                  326          451
Unrecognized prior service cost                                                         (6)          (5)
Unrecognized net obligation (17-year amortization)                                     (49)         (54)
                                                                                    ------       ------
Pension liability                                                                   $   36       $   55
                                                                                    ======       ======
Discount rate                                                                         7.25%         8.5%
Rate of increase in future compensation                                               5.0%          5.0%
Expected long-term rate of return on assets                                           8.0%          8.0%

SCE recognizes pension expense calculated under the actuarial method used for ratemaking.

The components of pension expense were:

In millions                            Year ended December 31,              1995       1994       1993
-----------                            -----------------------              --------  ------   -------
Net pension expense:
Service cost for benefits earned                                            $  57      $  67      $ 69
Interest cost on projected benefit obligation                                 156        148       138
Actual return on plan assets                                                 (454)       (28)     (289)
Net amortization and deferral                                                 268       (140)      141
                                                                            -----      -----     -----
Pension expense under accounting standards                                     27         47        59
Special termination benefits                                                    3         15        --
Regulatory adjustment--deferred                                                22          1       (11)
                                                                            -----      -----     -----
Net pension expense recognized                                              $  52      $  63     $  48
                                                                            =====      =====     =====

PAGE

Notes to Consolidated Financial Statements

Postretirement Benefits Other Than Pensions

Employees retiring at or after age 55, with at least 10 years of service, are eligible for postretirement health care, dental, life insurance and other benefits. Health care benefits are subject to deductibles, copayment provisions and other limitations.

In 1993, SCE adopted a new accounting standard for these benefits, which requires their expected cost to be expensed during employees' years of service. SCE is amortizing its obligation related to prior service over 20 years. SCE funds these benefits (by contributions to independent trusts) up to tax-deductible limits, in accordance with rate-making practices. SCE began funding its liability for these benefits in 1991. Amounts funded prior to 1993 were amortized and recovered in rates over 12 months. Any difference between recognized expense and amounts authorized for rate recovery is not expected to be material and will be charged to earnings.

Trust assets are primarily common stocks, corporate and government bonds, and short-term investments.

The components of postretirement benefits other than pensions expense were:

In millions                             Year ended December 31,          1995         1994      1993
-----------                             -----------------------          ----         ----      ----
Service cost for benefits earned                                        $  35        $  29    $  26
Interest cost on projected benefit obligation                              78           72       66
Actual return on plan assets                                              (28)         (20)     (12)
Amortization of transition obligation                                      27           36       36
                                                                        -----        -----    -----
Net expense                                                               112          117      116
Amortization of prior funding                                              --            2       48
                                                                        -----        -----    -----
Total expense                                                           $ 112        $ 119    $ 164
                                                                       ======       ======   ======

The funded status of these benefits is reconciled to the recorded liability below:

In millions                     December 31,                                        1995       1994
-----------                     ------------                                        ----       ----
Actuarial present value of benefit obligation:
Retirees                                                                          $  402       $  530
Employees eligible to retire                                                         103           47
Other employees                                                                      556          293
                                                                                  ------       ------
Accumulated benefit obligation                                                    $1,061       $  870
                                                                                  ------       ------
Fair value of plan assets                                                         $  400       $  303
                                                                                  ------       ------
Plan assets less than accumulated benefit obligation                              $  661       $  567
Unrecognized transition obligation                                                  (457)        (622)
Unrecognized net loss (gain)                                                        (203)          50
                                                                                  ------       ------
Recorded liability (asset)                                                        $    1       $   (5)
                                                                                  ------       ------
Discount rate                                                                        7.5%        8.75%
Expected long-term rate of return on assets                                          8.5%         8.5%


The assumed rate of future increases in the per-capita cost of health care benefits is 10% for 1996, gradually decreasing to 5% for 2003 and beyond. Increasing the health care cost trend rate by one percentage point would increase the accumulated obligation as of December 31, 1995, by $166 million and annual aggregate service and interest costs by $20 million.

Employee Savings Plan

SCE has a 401(k) stock plan designed to supplement employees' retirement income. The plan received employer contributions of $20 million in 1995 and $21 million in both 1994 and 1993.

PAGE

Note 7.  Jointly Owned Utility Projects

SCE owns interests in several generating stations and transmission systems for which each participant provides its own financing. SCE's share of expenses for each project is included in the consolidated statements of income.

The investment in each project, as included in the consolidated balance sheet as of December 31, 1995, was:

                                                   Plant in     Accumulated        Under      Ownership
In millions                                         Service    Depreciation    Construction   Interest
-----------                                        --------    ------------    ------------   ---------
Transmission systems:
  Eldorado                                         $    28       $     8         $   --           60%
  Pacific Intertie                                     221            69             13           50
Generating stations:
  Four Corners Units 4 and 5 (coal)                    456           230              5           48
  Mohave (coal)                                        289           142             16           56
  Palo Verde (nuclear)                               1,576           358             17           16
  San Onofre (nuclear)                               4,203         1,578             22           75
                                                   -------       -------         ------
Total                                              $ 6,773       $ 2,385         $   73
                                                   =======       =======         ======

Note 8.  Leases

SCE has operating leases, primarily for vehicles, with varying terms, provisions and expiration dates.

Estimated remaining commitments for noncancelable leases at December 31, 1995, were:

Year ended December 31,                                   In millions
-----------------------                                   -----------
1996                                                          $21
1997                                                           18
1998                                                           15
1999                                                           10
2000                                                            8
Thereafter                                                      8
                                                              ---
Total                                                         $80
                                                              ===

Note 9.  Commitments

Nuclear Decommissioning

SCE plans to decommission its nuclear generating facilities at the end of each facility's operating license by a prompt removal method authorized by the Nuclear Regulatory Commission. Decommissioning is estimated to cost $1.8 billion in current-year dollars based on site-specific studies performed in 1993 for San Onofre and 1992 for Palo Verde. This estimate considers the total cost of decommissioning and dismantling the plant, including labor, material, burial and other costs. The site specific studies are updated approximately every three years. Changes in the estimated costs, timing of decommissioning, or the assumptions underlying these estimates could cause material revisions to the estimated total cost to decommission in the near term. Decommissioning is scheduled to begin in 2013 at San Onofre and 2024 at Palo Verde. Currently, San Onofre Unit 1, which shut down in 1992, is expected to be stored until decommissioning begins at the other San Onofre units.

Decommissioning costs, which are recovered through customer rates, are recorded as a component of depreciation expense. Decommissioning expense was $151 million in 1995, $122 million in 1994 and $141 million in 1993. The accumulated provision for decommissioning was $823 million at December 31, 1995,
PAGE

Notes to Consolidated Financial Statements

and $692 million at December 31, 1994. The estimated costs to decommission San Onofre Unit 1 ($247 million) are recorded as a liability.

Decommissioning funds collected in rates are placed in independent trusts, which, together with accumulated earnings, will be utilized solely for decommissioning.

Trust investments (in millions) include:

                                                                    Gross Unrealized Holding
                                                             --------------------------------------
                                                                   Gains                Losses
                                                             ----------------      ----------------
December 31,                           1995        1994       1995      1994       1995       1994
Municipal bonds                      $  348       $ 447       $ 48       $ --      $ --      $ (10)
Stocks                                  390         258        127          9        --         --
U.S. government issues                  145          98         10         --        --         --
Short-term and other                    186         117          6         --        --         --
                                     ------       -----       ----        ---      ----      -----
Total                                $1,069       $ 920       $191        $ 9      $ --      $ (10)
                                     ======       =====       ====        ===      ====      =====

Maturities by class of security are: municipal bonds--1998-2002; U.S. government issues--1997-2025; and other--1997-2045.

Trust fund earnings (based on specific identification) increase the trust fund balance and the accumulated provision for decommissioning. Net earnings were $51 million in 1995, $26 million in 1994 and $45 million in 1993. Proceeds from sales of securities (which are reinvested) were $1.0 billion in 1995, $1.1 billion in 1994 and $372 million in 1993. Approximately 88% of the trust fund contributions were tax-deductible.

The Financial Accounting Standards Board has issued an exposure draft related to accounting practices for removal costs, including decommissioning of nuclear power plants. The exposure draft would require SCE to report its estimated decommissioning costs as a liability, rather than recognizing these costs over the term of each facility's operating license (current industry practice). SCE does not believe that the changes proposed in the exposure draft would have an adverse effect on its results of operations due to its current and expected future ability to recover these costs through customer rates.

Other Commitments

SCE has fuel supply contracts which require payment only if the fuel is made available for purchase.

SCE has power-purchase contracts with certain qualifying facilities (cogenerators and small power producers) and other utilities. The qualifying facility contracts provide for capacity payments if a facility meets certain performance obligations and energy payments based on actual power supplied to SCE. There are no requirements to make debt-service payments.

SCE has unconditional purchase obligations for part of a power plant's generating output, as well as firm transmission service from another utility. Minimum payments are based, in part, on the debt-service requirements of the provider, whether or not the plant or transmission line is operable. The purchased-power contract is not expected to provide more than 5% of current or estimated future operating capacity. SCE's minimum commitment under both contracts is approximately $225 million through 2017.

Certain commitments for the years 1996 through 2000 are estimated below:

In millions                                                   1996     1997    1998     1999     2000
-----------                                                   -----   -----    -----    -----    -----
Projected construction expenditures                         $  746   $  754   $  647  $  689     $ 673
Fuel supply contracts                                          214      212      207     215       220
Purchased-power capacity payments                              722      727      731     735       736
Unconditional purchase obligations                              12       12       12      12        12

PAGE

Note 10.  Contingencies

In addition to the matters disclosed in these notes, SCE is involved in legal, tax and regulatory proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business. SCE believes the outcome of these proceedings will not materially affect its results of operations or liquidity.

Environmental Protection

SCE is subject to numerous environmental laws and regulations, which require it to incur substantial costs to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment.

SCE records its environmental liabilities when site assessments and/or remedial actions are probable and a range of reasonably likely cleanup costs can be estimated. SCE reviews its sites and measures the liability quarterly, by assessing a range of reasonably likely costs for each identified site using currently available information, including existing technology, presently enacted laws and regulations, experience gained at similar sites, and the probable level of involvement and financial condition of other potentially responsible parties. These estimates include costs for site investigations, remediation, operations and maintenance, monitoring and site closure. Unless there is a probable amount, SCE records the lower end of this reasonably likely range of costs (classified as other long-term liabilities at undiscounted amounts).
While SCE has numerous insurance policies that it believes may provide coverage for some of these liabilities, it does not recognize recoveries in its financial statements until they are realized.

SCE's recorded estimated minimum liability to remediate its 58 identified sites was $114 million, at December 31, 1995 and 1994. The ultimate costs to clean up SCE's identified sites may vary from its recorded liability due to numerous uncertainties inherent in the estimation process, such as: the extent and nature of contamination; the scarcity of reliable data for identified sites; the varying costs of alternative cleanup methods; developments resulting from investigatory studies; the possibility of identifying additional sites; and the time periods over which site remediation is expected to occur. SCE believes that, due to these uncertainties, it is reasonably possible that cleanup costs could exceed its recorded liability by up to $215 million. The upper limit of this range of costs was estimated using assumptions least favorable to SCE among a range of reasonably possible outcomes.

The CPUC allows SCE to recover environmental-cleanup costs at 24 of its sites, representing $90 million of its recorded liability, through an incentive mechanism (SCE may request to include additional sites). Under this mechanism, SCE will recover 90% of cleanup costs through customer rates; shareholders fund the remaining 10%, with the opportunity to recover these costs through insurance and other third-party recoveries. SCE has settled insurance claims with several carriers, and is continuing to pursue additional recovery. Costs incurred at the remaining 34 sites are expected to be recovered through customer rates. SCE has filed a request with the CPUC to add 11 of these sites ($6 million in estimated minimum liability) to the incentive mechanism. SCE has recorded a regulatory asset of $104 million for its estimated minimum environmental-cleanup costs expected to be recovered through customer rates.

SCE's identified sites include several sites for which there is a lack of currently available information including, the nature and magnitude of contamination, and the extent, if any, that SCE may be held responsible for contributing to any costs incurred for remediating these sites. Thus, no reasonable estimate of cleanup costs can be made for these sites at this time.

SCE expects to clean up its identified sites over a period of up to 30 years. Remediation costs in each of the next several years are expected to range from $4 million to $8 million. Recorded costs for 1995 were $3 million.

Based on currently available information, SCE believes it is not likely that it will incur amounts in excess of the upper limit of the estimated range and, based upon the CPUC's regulatory treatment of environmental-cleanup costs, SCE believes that costs ultimately recorded will not have a material adverse effect on its results of operations or financial condition. There can be no assurance, however, that future developments, PAGE

Notes to Consolidated Financial Statements

including additional information about existing sites or the identification of new sites, will not require material revisions to such estimates.

Nuclear Insurance

Federal law limits public liability claims from a nuclear incident to $8.9 billion. SCE and other owners of San Onofre and Palo Verde have purchased the maximum private primary insurance available ($200 million). The balance is covered by the industry's retrospective rating plan that uses deferred premium charges to every reactor licensee in the event that a nuclear incident at any licensed reactor in the U.S. results in claims/costs which exceed the primary insurance at that plant site. Federal regulations require this secondary level of financial protection. The Nuclear Regulatory Commission exempted San Onofre Unit 1 from this secondary level, effective June 1994. The maximum deferred premium for each nuclear incident is $79 million per reactor, but not more than $10 million per reactor may be charged in any one year for each incident. Based on its ownership interests, SCE could be required to pay a maximum of $158 million per nuclear incident. However, it would have to pay no more than $20 million per incident in any one year. Such amounts include a 5% surcharge if additional funds are needed to satisfy public liability claims and are subject to adjustment for inflation. In the event that the public liability limit above is insufficient Federal Regulations will impose further revenue raising measures to pay claims, including a possible additional assessment upon all licensed reactor operators.

Property damage insurance covers losses up to $500 million, including decontamination costs, at San Onofre and Palo Verde. Decontamination liability and property damage coverage exceeding the primary $500 million also has been purchased in amounts greater than federal requirements. Additional insurance covers part of replacement power expenses during an
accident-related nuclear unit outage.   These policies are issued
primarily by mutual insurance companies owned by utilities with nuclear facilities. If losses at any nuclear facility covered by the arrangement were to exceed the accumulated funds for these insurance programs, SCE could be assessed retrospective premium adjustments of up to $44 million per year. Insurance premiums are charged to operating expense.
PAGE

Responsibility for Financial Reporting

The management of Southern California Edison Company (SCE) is responsible for the integrity and objectivity of the accompanying financial statements. The statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and are based, in part, on management estimates and judgment.

SCE maintains systems of internal control to provide reasonable, but not absolute, assurance that assets are safeguarded, transactions are executed in accordance with management's authorization and the accounting records may be relied upon for the preparation of the financial statements. There are limits inherent in all systems of internal control, the design of which involves management's judgment and the recognition that the costs of such systems should not exceed the benefits to be derived. SCE believes its systems of internal control achieve this appropriate balance. These systems are augmented by internal audit programs through which the adequacy and effectiveness of internal controls, policies and procedures are monitored, evaluated and reported to management. Actions are taken to correct deficiencies as they are identified.

SCE's independent public accountants, Arthur Andersen LLP, are engaged to audit the financial statements in accordance with generally accepted auditing standards and to express an informed opinion on the fairness, in all material respects, of SCE's reported results of operations, cash flows and financial position.

As a further measure to assure the ongoing objectivity of financial information, the audit committee of the board of directors, which is composed of outside directors, meets periodically, both jointly and separately, with management, the independent public accountants and internal auditors, who have unrestricted access to the committee. The committee recommends annually to the board of directors the appointment of a firm of independent public accountants to conduct audits of its financial statements; considers the independence of such firm and the overall adequacy of the audit scope and SCE's systems of internal control; reviews financial reporting issues; and is advised of management's actions regarding financial reporting and internal control matters.

SCE maintains high standards in selecting, training and developing personnel to assure that its operations are conducted in conformity with applicable laws and is committed to maintaining the highest standards of personal and corporate conduct. Management maintains programs to encourage and assess compliance with these standards.






           Richard K. Bushey                     John E. Bryson
           Vice President                    Chairman of the Board
           and Controller                  and Chief Executive Officer


February 2, 1996
PAGE

Report of Independent Public Accountants   Southern California Edison Company

To the Shareholders and the Board of Directors, Southern California Edison Company:

We have audited the accompanying consolidated balance sheets of Southern California Edison Company (SCE, a California corporation) and its subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of SCE's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCE and its subsidiaries as of December 31, 1995, and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 5 and 6 to the financial statements, and as required by generally accepted accounting principles, SCE changed its methods of accounting for income taxes and postretirement benefits other than pensions in 1993.




                                   ARTHUR ANDERSEN LLP


Los Angeles, California
February 2, 1996



Item 7.    Financial Statements, Pro Forma

    (c)    Exhibits

  12                Computation of Ratio of Earnings
                    to Fixed Charges

  23                Consent of Independent Public
                    Accountants

  27                Financial Data Schedule


PAGE

                                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         SOUTHERN CALIFORNIA EDISON COMPANY


                                                   Kenneth S. Stewart
                                       ______________________________________
                                                   Kenneth S. Stewart
                                              Assistant General Counsel


February 23, 1996